Exhibit 99.1


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                  Zynex Medical Appoints Peter J. Leveton Chief
                                Financial Officer
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LITTLETON, Colo.

Zynex Medical
Thomas Sandgaard, 303-707-0203
or
The Wall Street Group, Inc.
Ron Stabiner, 212-888-4848


Zynex Medical Holdings (OTCBB: ZYNX) today announced the appointment of Peter J. Leveton, a seasoned corporate executive, as the Company's Chief Financial Officer, a newly created position.

Mr. Leveton, who has successfully served as Chief Executive Officer, Chief Financial Officer and in other key senior management positions with public and privately owned companies in the medical products and healthcare industries, comes to Zynex most recently from Integrated Financial Systems, Inc., a Denver healthcare financial services firm.

"Peter has a thorough background in all aspects of senior management, operations and finance," stated Zynex President and Chief Executive Officer Thomas Sandgaard. "His knowledge of corporate finance and all-around strategic planning will make him a valuable asset to our management team as we plan and initiate future expansion programs."

"This is an exciting time to be joining Zynex, which is entering a period of anticipated growth with its proprietary line of pain management and non-invasive products for medical patients," Mr. Leveton stated. "I am pleased to have the opportunity to play a central role in planning and implementing the Company's future."

Mr. Leveton's previous positions included Vice President Sales & Marketing with Integrated Financial Systems; Chief Executive Officer with Surgical Acuity, Inc., international manufacturer of dental and medical devices; President and Chief Executive Officer of Romed Corporation, the developer and operator of several outpatient healthcare facilities, and concurrently Vice President and Treasurer of Rose Health Care System; and President and Chief Executive Officer of Earth Sciences, Inc., a publicly owned chemical manufacturing and natural resources company.

Mr. Leveton, 67, holds an MBA from New York University and a BA from Willamette University in Salem, Ore.

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About Zynex

Zynex, a leading provider of therapeutic devices for patients with functional disability through the creation, distribution, and marketing of electrotherapy devices since 1996, strives to uphold its mission to improve the quality of life of patients suffering from debilitating pain or illness by providing innovative technology. Utilizing a unique combination of electromyographic (EMG) technology combined with a system of instruction and reinforcement, including electrical muscle stimulation (EMS), Zynex offers new treatment options to post-stroke and spinal injury patients.


Safe Harbor Provision

Certain statements in this release are "forward-looking" and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the Company's ability to meet terms and conditions required to obtain project financing, risks and delays associated with product development, risk of market acceptance of new products, technology or product obsolescence, competitive risks, reliance on development partners and additional capital needs.